                     TORTOISE CAPITAL RESOURCES CORPORATION
________________________________________________________________________________

Tortoise Capital Resources Corp.  Invests $12.25 Million in VantaCore  Partners,
L.P.

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan. - May 22, 2007 - Tortoise  Capital  Resources  Corp.  (NYSE:
TTO) today  announced  that it has invested a total of $12.25 million in a newly formed partnership,  VantaCore Partners, L.P. The investment is a combination of
$8.5  million in common units and  incentive  distribution  rights,  and a $3.75 million participation investment in a secured credit facility.

VantaCore was formed to acquire companies in the aggregate  industry.  Aggregate companies  operate  quarries and typically mine limestone,  gravel,  granite and sand which is used in road  construction  and other public works  projects.  The income  derived  from  the  operations  of  these  companies  qualifies  for the
partnership   tax  treatment   afforded  to   publicly-traded   Master   Limited
Partnerships  (similar to coal mines).  VantaCore is led by a veteran management
team  experienced  in  operating  public  natural  resources   companies.   This
investment will partially fund VantaCore's purchase of two acquisitions.

"Aggregate companies meet TTO's targeted portfolio criteria based on stable cash flows,  long-lived  assets and high  barriers to entry," said  Tortoise  Capital
Resources  Corp.'s   President,   Ed  Russell.   "In  our  view,   VantaCore  is
well-positioned to identify and acquire high-potential  aggregate companies that can realize attractive returns as they progress from private companies to public
MLPs.  As a  result,  we  believe  this is an  innovative  investment  that will diversify TTO's portfolio and yield meaningful returns for our investors."

Other Investment Activities

Tortoise   Capital   Resources  Corp.  also  announced  two  recent   additional
investments in existing portfolio  companies  totaling $3.25 million.  On May 1, the company  exercised an option to purchase a 3 percent interest in High Sierra
Energy GP, LLC, the general partner of High Sierra Energy,  L.P., at an exercise price of $2.25  million.  On May 4, an  additional  $1 million  was  invested in
Mowood, LLC to fund the expansion of its newest  subsidiary,  Timberline Energy,
LLC.

Tortoise Capital Resources Corp.'s investment  portfolio  (excluding  short-term investments) now totals approximately $90 million,  including equity investments in nine portfolio  companies of approximately $81.2 million and debt investments in two portfolio companies of approximately $8.8 million.

About Tortoise Capital Resources Corp.
Tortoise  Capital  Resources  Corp.  invests  primarily  in  privately-held  and micro-cap public companies  operating in the midstream and downstream  segments, and to a lesser extent the upstream  segment of the U.S.  energy  infrastructure sector.  Tortoise Capital  Resources Corp. seeks to provide  stockholders a high level of total return, with an emphasis on dividends and dividend growth.

About Tortoise Capital Advisors, LLC
Tortoise Capital Advisors, LLC, the adviser to Tortoise Capital Resources Corp., is a pioneer  in the  capital  markets  for  master  limited  partnership  (MLP)
investment  companies and a leader in closed-end  funds and  separately  managed accounts focused on MLPs in the energy  infrastructure  sector.  As of April 30,
2007,  the  adviser  had  approximately  $2.9  billion of energy  infrastructure investment assets under management.

Safe Harbor Statement
This press release shall not  constitute an offer to sell or a  solicitation  to buy,  nor  shall  there  be  any  sale  of  these  securities  in any  state  or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

10801 Mastin Boulevard,  Suite 222 | Overland Park, KS 66210 | p: 913.981.1020
| f: 913.981.1021 | www.tortoiseadvisors.com